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                                                                      EXHIBIT 8

                                 Alston & Bird

                              One Atlantic Center
                           1201 West Peachtree Street
                          Atlanta, Georgia 30309-3424

                                  404-881-7000
                       Fax: 404-881-7777  Telex: 54-2996
         Terence J. Greene                           Direct Dial (404) 881-7493




                                 July 25, 1994



Regions Financial Corporation

417 North 20th Street
Birmingham, Alabama 35203

BNR Bancshares, Inc.
107 East Main Street
New Roads, Louisiana 70760


            Re: PROPOSED MERGER OF BNR BANCSHARES, INC. WITH AND INTO REGIONS FINANCIAL CORPORATION


Ladies and Gentlemen:


        We have acted as special tax counsel to Regions Financial Corporation ("Regions"), a corporation organized and existing under the laws of the State of Delaware, in connection with the proposed merger (the "Merger") of BNR Bancshares, Inc. ("BNR"), a corporation organized and existing under the laws of the State of Louisiana, with and into Regions. The Merger will be effected pursuant to the Agreement and Plan of Merger, dated as of April 21, 1994, by and between BNR and First Alabama Bancshares, Inc. (the "Merger Agreement"); after the signing of the Merger Agreement, First Alabama Bancshares, Inc. changed its name to Regions Financial Corporation. For purposes of this opinion and the Certificates of Representations related thereto, references to Regions Financial Corporation or "Regions" are intended as references to the corporation previously known as First Alabama Bancshares, Inc. In our capacity as counsel to Regions, our opinion has been requested with respect to certain of the federal income tax consequences of the proposed Merger.


          In rendering this opinion, we have examined (i) the Internal Revenue Code of 1986, as amended (the "Code") and Treasury Regulations, (ii) the legislative history of applicable sections of the Code, and (iii) appropriate Internal Revenue Service and court decisional authority. In addition, we have relied upon certain information made known to us as more fully described below. All capitalized terms used herein without definition shall have the respective meanings specified in the Merger Agreement, and unless otherwise specified, all section references herein are to the Code.
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Regions Financial Corporation

BNR Bancshares, Inc.

July 25, 1994

Page 2


                            INFORMATION RELIED UPON

          In rendering the opinions expressed herein, we have examined such documents as we have deemed appropriate, including:

                 (1)      the Merger Agreement;


                 (2) the proxy statement/prospectus included in Regions' Registration Statement on Form S-4, being filed with the Securities and Exchange Commission with respect to the proposed transaction; and


                 (3) such additional documents as we have considered relevant.

         In our examination of such documents, we have assumed, with your consent, that all documents submitted to us as photocopies faithfully reproduce the originals thereof, that such originals are authentic, that all such documents have been or will be duly executed to the extent required, and that all statements set forth in such documents are accurate.


         We have also obtained such additional information and representations as we have deemed relevant and necessary through consultation with various officers and representatives of Regions and BNR and through certificates provided by the management of Regions and the management of BNR.

          You have advised us that the proposed transaction will enable the combined organization to realize certain economies of scale, yield a wider array of banking and banking-related services to consumers and businesses, and provide for a stronger market position and for greater financial resources to meet competitive challenges within the New Roads, Louisiana market area. To achieve these goals, the following will occur pursuant to the Merger Agreement:

                 (1) BNR will merge with and into Regions pursuant to the General Corporation Law of Delaware and the Louisiana Business Corporation Law. Regions will acquire all the assets and assume all the liabilities of BNR. BNR's separate corporate existence will cease to exist, and Regions will be the surviving corporation. Thereafter, Regions will continue to conduct its business and will continue to operate the businesses of BNR conducted prior to the Merger.

                 (2) Each share of BNR Common Stock issued and outstanding immediately prior to the Effective Time (other than shares as to which dissenters' rights are duly exercised and except as provided below) shall, as of the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive certificates representing that number of shares of Regions Common Stock (the "Exchange Ratio") equal to the quotient obtained by dividing (i) $79.70 by (ii) the Average Closing Price; provided, however, that in the event the Average Closing Price is (a) less than $26.00, the Exchange Ratio shall be 3.065, or (b) greater than $36.00, the


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Regions Financial Corporation
BNR Bancshares, Inc.
July 25, 1994
Page 3



Exchange Ratio shall be 2.214 ($26.00 and $36.00 are collectively referred to as the "Average Closing Price Limitations"). The Exchange Ratio is subject to adjustment as provided in the Merger Agreement. At the Effective Time, any and all shares of BNR Common Stock held by any BNR Company or any Regions Company (in each case other than in a fiduciary capacity or as a result of debts previously contracted) shall be canceled and retired, and no consideration shall be paid in exchange therefor. In the event Regions or BNR changes the number of shares of Regions Common Stock or BNR Common Stock, respectively, issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization, the number of shares of Regions Common Stock into which shares of BNR Common Stock shall be converted shall be equitably adjusted to reflect the effect of such stock split, stock dividend, or similar recapitalization.

                 (3) No fractional shares of Regions Common Stock will be issued as a result of the Merger. In lieu of the issuance of fractional shares, cash adjustments (without interest) based upon the average of the closing bid and ask quotations of such common stock on the last business day preceding the Effective Time will be paid to the holders of BNR Common Stock in respect of any fraction of a share of Regions Common Stock that would otherwise be issuable. No such holder shall be entitled to dividends, voting rights, or any other stockholder right in respect of any fractional share.


                 (4) Any holder of shares of BNR Common Stock who objects to the Merger and who exercises his statutory dissenters' rights of appraisal will be entitled to receive the value of such shares in cash calculated and determined pursuant to the applicable provisions of the Louisiana Business Corporation Law and shall not be entitled to receive the consideration otherwise provided by the Merger Agreement.

         With your consent, we have also assumed that the following statements are true on the date hereof and will be true on the date the proposed transaction is consummated:


                 (1) The fair market value of the Regions Common Stock and other consideration received by the stockholders of BNR will be, in each instance, approximately equal to the fair market value of the BNR Common Stock surrendered in exchange therefor.

                 (2) There is no plan or intention on the part of the stockholders of BNR who own one percent (1%) or more of the BNR stock, and to the best of the knowledge of the management of BNR, there is no plan or intention on the part of the remaining stockholders of BNR to sell, exchange or otherwise dispose of a number of shares of Regions Common Stock to be received in the proposed transaction that would reduce their holdings in Regions Common Stock received to a number of shares having, in the aggregate a value as of the Effective Time of less than fifty percent (50%) of the total value of all of the stock of BNR outstanding immediately prior to the Effective Time. For purposes of this representation, shares of BNR stock exchanged for cash or other property, surrendered by dissenters or exchanged for cash in lieu of fractional shares of Regions stock will be treated as outstanding BNR stock as of the Effective Time. Moreover, shares of


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Regions Financial Corporation
BNR Bancshares, Inc.
July 25, 1994
Page 4



BNR stock and shares of Regions stock held by BNR stockholders and otherwise sold, redeemed or disposed of prior or subsequent to the transaction will be considered in making this representation.

                 (3) Regions has no plan or intention to reacquire any of its stock issued in the transaction.

                 (4) Regions has no plan or intention to sell or otherwise dispose of any of the assets of BNR acquired in the transaction, except for dispositions made in the ordinary course of business or transfers described in section 368(a)(2)(C).

                 (5) The liabilities of BNR assumed by Regions and the liabilities to which the transferred assets of BNR are subject were incurred by BNR in the ordinary course of its business.

                 (6) Following the transaction, Regions will continue the historic business of BNR or use a significant portion of BNR's historic business assets in a business.

                 (7) Regions, BNR, and the stockholders of BNR will pay their respective expenses, if any, incurred in connection with the transaction.

                 (8) There is no intercorporate indebtedness existing between BNR and Regions that was issued, acquired, or will be settled at a discount.




                 (9) BNR is not under the jurisdiction of a court in a case under Title 11 of the United States Code or a receivership, foreclosure, or similar proceeding in a federal or state court.

                 (10) The fair market value and the total adjusted basis of the assets of BNR transferred to Regions will each equal or exceed the sum of the liabilities assumed by Regions plus the amount of the liabilities, if any, to which the transferred assets are subject.

                 (11) The payment of cash in lieu of fractional shares of Regions stock is solely for the purpose of avoiding the expense and inconvenience to Regions of issuing fractional shares and does not represent separately bargained for consideration. The total cash consideration that will be paid in the transaction to the BNR stockholders instead of issuing fractional shares of Regions stock will not exceed one percent (1%) of the total consideration that will be issued in the transaction to the BNR stockholders in exchange for their shares of BNR stock. The fractional share interests of each BNR stockholder will be aggregated, and no BNR stockholder will receive cash in an amount equal to or greater than the value of one full share of Regions stock.

                 (12) None of the compensation received by any stockholder-employees of BNR will be separate consideration for, or allocable to, any of their shares of BNR stock; none of the shares of Regions stock received by any stockholder-employees will be separate consideration for, or allocable to, any employment agreement; and the compensation paid


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Regions Financial Corporation
BNR Bancshares, Inc.
July 25, 1994
Page 5


to any stockholder-employees will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.


                 (13) At all times during the five-year period ending on the effective date of the Merger, the fair market value of all of BNR's United States real property interests was and will have been less than fifty percent (50%) of the total fair market value of (a) its United States real property interests, (b) its interests in real property located outside the United States, and (c) its other assets used or held for use in a trade or business. For purposes of the preceding sentence, (x) United States real property interests include all interests (other than an interest solely as a creditor) in real property and associated personal property (such as movable walls and furnishings) located in the United States or the Virgin Islands and interests in any corporation (other than a controlled corporation) owning any United States real property interest, (y) BNR is treated as owning its proportionate share (based on the relative fair market value of its ownership interest to all ownership interests) of the assets owned by any controlled corporation or any partnership, trust, or estate in which BNR is a partner or beneficiary, and (z) any such entity in turn is treated as owning its proportionate share of the assets owned by any controlled corporation or any partnership, trust, or estate in which the entity is a partner or beneficiary. As used in this paragraph, "controlled corporation" means any corporation at least fifty percent (50%) of the fair market value of the stock of which is owned by BNR, in the case of a first-tier subsidiary of BNR or by a controlled corporation, in the case of a lower-tier subsidiary.

                 (14) For each of Regions and BNR, not more than twenty-five percent (25%) of the fair market value of its adjusted total assets consists of stock and securities of any one issuer, and not more than fifty percent (50%) of the fair market value of its adjusted total assets consists of stock and securities of five or fewer issuers. For purposes of the preceding sentence,
(a) a corporation's adjusted total assets exclude cash, cash items (including accounts receivable and cash equivalents), and United States government securities, (b) a corporation's adjusted total assets exclude stock and securities issued by any subsidiary at least fifty percent (50%) of the voting power or fifty percent (50%) of the total fair market value of the stock of which is owned by the corporation, but the corporation is treated as owning directly a ratable share (based on the percentage of the fair market value of the subsidiary's stock owned by the corporation) of the assets owned by any such subsidiary, and (c) all corporations that are members of the same "controlled group" within the meaning of section 1563(a) of the Code are treated as a single issuer.

                 (15) BNR has not filed, and holds no assets subject to, a consent under section 341(f) of the Code and the regulations thereunder.

                 (16) BNR is not a party to, and holds no assets subject to, a "safe harbor lease" under former section 168(f)(8) of the Code and the regulations thereunder.


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Regions Financial Corporation

BNR Bancshares, Inc.

July 25, 1994

Page 6


                 (17) The Merger Agreement represents the entire understanding of BNR and Regions with respect to the Merger.

                                    OPINIONS

          Based solely on the information submitted and the representations set forth above and assuming that the Merger will take place as described in the Merger Agreement and that the representations made by Regions and BNR (including the representation that BNR stockholders will maintain sufficient equity ownership interests in Regions after the Merger) are true and correct at the time of the consummation of the Merger, we are of the opinion that:

                 (1) Provided the Merger qualifies as a statutory merger under the General Corporation Law of Delaware and the Louisiana Business Corporation Law, the Merger will be a reorganization within the meaning of section 368(a)(1)(A). BNR and Regions will each be "a party to a reorganization" within the meaning of section 368(b).

                 (2) BNR will recognize no gain or loss upon the transfer of its assets to Regions in exchange solely for Regions Common Stock and the assumption by Regions of the liabilities of BNR. Sections 361(a) and 357(a).

                 (3) No gain or loss will be recognized by Regions on receipt of BNR's assets in exchange for Regions Common Stock. Section 1032(a).

                 (4) The basis of BNR's assets in the hands of Regions will, in each case, be the same as the basis of those assets in the hands of BNR immediately prior to the transaction. Section 362(b).

                 (5) The holding period of the assets of BNR in the hands of Regions will, in each case, include the period during which such assets were held by BNR. Section 1223(2).

                 (6) The stockholders of BNR will recognize no gain or loss upon the exchange of their BNR Common Stock solely for shares of Regions Common Stock. Section 354(a)(1).

                 (7) The basis of the Regions Common Stock received by the BNR stockholders in the proposed transaction will, in each instance, be the same as the basis of the BNR Common Stock surrendered in exchange therefor. Section 358(a)(1).

                 (8) The holding period of the Regions Common Stock received by the BNR stockholders will, in each instance, include the period during which the BNR Common Stock surrendered in exchange therefor was held, provided that the BNR Common Stock was held as a capital asset on the date of the exchange. Section 1223(1).



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Regions Financial Corporation

BNR Bancshares, Inc.

July 25, 1994

Page 7


                 (9) The payment of cash to BNR stockholders in lieu of fractional share interests of Regions Common Stock will be treated for federal income tax purposes as if the fractional shares were distributed as part of the exchange and then were redeemed by Regions. These cash payments will be treated as having been received as distributions in full payment in exchange for the stock redeemed as provided in section 302(a). Rev. Rul. 66-365, 1966-2 C.B. 116 and Rev. Proc. 77-41, 1977-2 C.B. 574.


                 (10) Where solely cash is received by a BNR stockholder in exchange for his BNR Common Stock pursuant to the exercise of dissenters' rights, such cash will be treated as having been received in redemption of his BNR Common Stock, subject to the provisions and limitations of section 302.

         The opinions expressed herein are based upon existing statutory, regulatory, and judicial authority, any of which may be changed at any time with retroactive effect. In addition, our opinions are based solely on the documents that we have examined, the additional information that we have obtained, and the statements set out herein, which we have assumed and you have confirmed to be true on the date hereof and will be true on the date on which the proposed transaction is consummated. Our opinions cannot be relied upon if any of the facts contained in such documents or if such additional information is, or later becomes, inaccurate, or if any of the statements set out herein is, or later becomes, inaccurate. Finally, our opinions are limited to the tax matters specifically covered thereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the proposed transaction.


         We consent to this opinion as an exhibit to the Registration Statement filed by Regions relating to the proposed Merger and to the references to our firm in the proxy statement/prospectus included in the Registration Statement. This opinion is being provided solely for the use of Regions, BNR and their stockholders. No other person or party shall be entitled to rely on this opinion.



                                        Very truly yours,

                                        ALSTON & BIRD

                                        By: /s/ TERENCE J. GREENE
                                            -----------------------------
                                                Terence J. Greene


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